Wealthfront Risk Parity Fund

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Unaudited)

October 31, 2022

On April 5, 2022, the Audit Committee of the Board of Trustees of Two Roads Shared Trust (the “Trust” or “registrant”), selected and appointed and recommended Deloitte & Touche LLP (“Deloitte”) as the Fund’s independent registered public accounting firm for the fiscal year ending October 31, 2022, in replacement of RSM US LLP ("RSM") which served previously as the independent registered public accounting firm for the Fund.

RSM reports on the Fund’s financial statements for either of the past two fiscal years, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years of the Fund ended October 31, 2020 and October 31, 2021, and the subsequent interim period through April 5, 2022, (i) there were no disagreements between the Fund and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years of the Fund ended October 31, 2020 and October 31, 2021, and during the subsequent interim period prior to appointing Deloitte, neither the registrant, nor anyone acting on its behalf, consulted with Deloitte on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

December 27, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Wealthfront Risk Parity Fund’s statements included under Item 13(a)(4) of its Form N-CSR and we agree with such statements concerning our firm made in paragraphs two and three. We have no basis to agree or disagree with the statements in paragraph one and four of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP